TUPPERWARE BRANDS CORPORATION
2020 INDUCEMENT PLAN

1.	PURPOSE OF PLAN
The purpose of this Tupperware Brands Corporation 2020 Inducement Plan (this “Plan”) of Tupperware Brands Corporation, a Delaware Company (the “Company”), is to promote the success and enhance the value of the Company by providing a material inducement for the best available individuals to join the Company and its subsidiaries as employees by affording such individuals an opportunity to acquire a proprietary interest in the Company.

2.	ELIGIBILITY
The Plan will be reserved solely for Awards to persons whom the Company may issue shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) without stockholder approval pursuant to New York Stock Exchange Listing Rule 303A.08, or any successor rule relating to employment inducement awards.

3.	SHARE LIMITS; GRANT OF AWARDS
The maximum number of shares of Common Stock that may be delivered pursuant to Awards granted to eligible persons under this Plan is 875,000 shares (the “Share Limit”), such limits to be subject to adjustment as contemplated by the Tupperware Brands Corporation 2019 Incentive Plan (as may be amended from time to time, the “2019 Incentive Plan”).

4.	EFFECTIVE DATE
This Plan is effective as of April 8, 2020, the date of its approval by the Board (the “Effective Date”). Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional Awards may be granted under this Plan, but previously granted Awards (and the authority of the Committee with respect thereto, including the authority to amend the terms and conditions of such Awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

5.	OTHER TERMS
Except as expressly set forth herein, the terms of the Plan shall be identical to the terms of the 2019 Incentive Plan, and such terms are incorporated by reference into this Plan (with such non-substantive changes as are necessary to reflect their usage in this Plan instead of the 2019 Incentive Plan). In the event of any conflict between the provisions in this Plan and those of the 2019 Incentive Plan, the provisions of this Plan shall govern. Terms used but not defined herein shall have the meaning set forth in the 2019 Incentive Plan.